Exhibit 1

NXP Announces Completion of Standard Products Business Divestiture

EINDHOVEN, The Netherlands, Feb. 7, 2017 – NXP Semiconductors N.V. (NASDAQ:NXPI) today announced that it has completed the divestiture of its Standard Products business (“Nexperia”) to a consortium of financial investors consisting of Beijing Jianguang Asset Management Co., Ltd (“JAC Capital”) and Wise Road Capital LTD (“Wise Road Capital”). Under the terms of the agreement, first announced in June 2016, the consortium paid approximately $2.75 billion for the business. Nexperia is now a stand-alone, world-class leader in Discretes, Logic and MOSFETs, retaining all the expertise, manufacturing resources and key personnel of the former NXP division.

About NXP Semiconductors

NXP Semiconductors N.V. (NASDAQ: NXPI) enables secure connections and infrastructure for a smarter world, advancing solutions that make lives easier, better and safer. As the world leader in secure connectivity solutions for embedded applications, NXP is driving innovation in the secure connected vehicle, end-to-end security & privacy and smart connected solutions markets. Built on more than 60 years of combined experience and expertise, the company has 31,000 employees in more than 33 countries and posted revenue of $9.5 billion in 2016. Find out more at www.nxp.com.

About Nexperia

Nexperia is a dedicated global leader in Discretes, Logic and MOSFETs devices. This new company became independent at the beginning of 2017. Focused on efficiency, Nexperia produces consistently reliable semiconductor components at high volume: 85 billion annually. The company’s extensive portfolio meets the stringent standards set by the Automotive industry. And industry-leading small packages, produced in their own manufacturing facilities, combine power and thermal efficiency with best-in-class quality levels. Built on over half a century of expertise, Nexperia has 11,000 employees across Asia, Europe and the U.S. supporting customers globally. Find out more at www.nexperia.com.

About Beijing Jianguang Asset Management Co., Ltd. (JAC Capital)

Beijing Jianguang Asset Management Co., Ltd. (“JAC Capital”) is a subsidiary of JIC Capital which is part of JIC Group (China Jianyin Investment Ltd). JAC Capital was established for the purpose of investing in the high tech industry including semiconductor, information technology, networking, data service, cloud computing and telecommunications. By taking advantage of the abundant resources of its shareholders in the international financial market, JAC Capital partners with industrial leaders in various sectors and makes investments in the focused high tech industry and the global semiconductors market to support its continuous development.

About Wise Road Capital LTD (Wise Road Capital)

Wise Road Capital is a global private equity fund that is focused on investing into solid high tech companies by identifying opportunities in enabling technologies for global urbanization and smart/green life through close cooperation with leading companies along several main themes, including smart city, intelligent manufacturing, renewable energies, etc. Wise Road Capital is striving to build a healthy international eco-system around those key themes through its investments and its international management team with a combination of industry and investment background.

Forward-looking Statements

This document includes forward-looking statements which include statements regarding NXP’s business strategy, financial condition, results of operations, and market data, as well as any other statements which are not historical facts.

By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include the following: market demand and semiconductor industry conditions; the ability to successfully introduce new technologies and products; the end-market demand for the goods into which NXP’s products are incorporated; the ability to generate sufficient cash, raise sufficient capital or refinance corporate debt at or before maturity; the ability to meet the combination of corporate debt service, research and development and capital investment requirements; the ability to accurately estimate demand and match manufacturing production capacity accordingly or obtain supplies from third-party producers; the access to production capacity from third-party outsourcing partners; any events that might affect third-party business partners or NXP’s relationship with them; the ability to secure adequate and timely supply of equipment and materials from suppliers; the ability to avoid operational problems and product defects and, if such issues were to arise, to correct them quickly; the ability to form strategic partnerships and joint ventures and to successfully cooperate with alliance partners; the ability to win competitive bid selection processes to develop products for use in customers’ equipment and products; the ability to successfully establish a brand identity; the ability to successfully hire and retain key management and senior product architects; and, the ability to maintain good relationships with our suppliers. In addition, this document contains information concerning the semiconductor industry and NXP’s business segments generally, which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which the semiconductor industry, NXP’s market segments and product areas may develop. NXP has based these assumptions on information currently available, if any one or more of these assumptions turn out to be incorrect, actual market results may differ from those predicted. While NXP does not know what impact any such differences may have on its business, if there are such differences, its future results of operations and its financial condition could be materially adversely affected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after we distribute this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our SEC filings are available on our Investor Relations website, www.nxp.com/investor or from the SEC website, www.sec.gov.

For further information, please contact:

Investors:	Media:
Jeff Palmer	Jacey Zuniga
jeff.palmer@nxp.com	jacey.zuniga @nxp.com
+1 408 518 5411	+1 512 895 7398

2